RUBY TUESDAY, INC.
STOCK INCENTIVE PLAN

RUBY TUESDAY, INC.
STOCK INCENTIVE PLAN

TABLE OF CONTENTS

SECTION 1	DEFINITIONS	1
1.1	Definitions	1

SECTION 2	THE STOCK INCENTIVE PLAN	6
2.1	Purpose of the Plan	6
2.2	Stock Subject to the Plan	6
2.3	Administration of the Plan	6
2.4	Eligibility and Limits	7

SECTION 3	TERMS OF STOCK INCENTIVES	7
3.1	Terms and Conditions of All Stock Incentives	7
3.2	Terms and Conditions of Options	9
3.3	Terms and Conditions of Stock Appreciation Rights	11
3.4	Terms and Conditions of Stock Awards	11
3.5	Terms and Conditions of Dividend Equivalent Rights	12
3.6	Terms and Conditions of Performance Unit Awards	12
3.7	Terms and Conditions of Phantom Shares	13
3.8	Treatment of Awards Upon Termination of Service	13

SECTION 4	RESTRICTIONS ON STOCK	14
4.1	Escrow of Shares	14
4.2	Forfeiture of Shares	14
4.3	Restrictions on Transfer	14

SECTION 5	GENERAL PROVISIONS	15
5.1	Withholding	15
5.2	Changes in Capitalization; Merger; Liquidation	15
5.3	Compliance with Code	16
5.4	Right to Terminate Employment	17
5.5	Restrictions on Delivery and Sale of Shares; Legends	17
5.6	Non-alienation of Benefits	17
5.7	Term; Termination and Amendment of the Plan	17
5.8	Choice of Law	18
5.9	Effective Date of Plan	18
5.10	Stockholder Approval	18

i

RUBY TUESDAY, INC.
STOCK INCENTIVE PLAN

Ruby Tuesday, Inc., formerly known as Morrison Restaurants Inc., originally adopted the Morrison Restaurants Inc. 1993 Non-Executive Stock Incentive Plan, which was amended and renamed as of March 6, 1996 as the Morrison Restaurants Inc. 1996 Non-Executive Stock Incentive Plan; was amended and renamed again as of April 12, 1999 as the Ruby Tuesday, Inc. 1996 Non-Executive Stock Incentive Plan; and was subsequently amended, restated and renamed as of July 9, 2003 as the Ruby Tuesday, Inc. 2003 Stock Incentive Plan.  Ruby Tuesday, Inc. amended and restated the plan again on April 10, 2013, renaming it the Ruby Tuesday, Inc. Stock Incentive Plan.  Ruby Tuesday, Inc. is now restating the Plan to consolidate amendments made on August 26, 2013, and to present the Plan as approved by the Company's stockholders on October 9, 2013.

ii

SECTION 1   DEFINITIONS
1.1           Definitions.  Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)  “Board of Directors” means the board of directors of the Company.

(b)  “Cause” has the meaning defined by the Committee in the applicable Stock Incentive Award or Stock Incentive Program or, if no such definition exists, Cause shall have the same meaning as provided in any employment agreement between the Participant and the Company or, if applicable, any affiliate of the Company on the date of Termination of Service, or if no such definition or employment agreement exists, “Cause” means conduct amounting to: (1) fraud or dishonesty in the performance of Participant’s duties with the Company or its affiliates; (2) willful misconduct, refusal to follow the reasonable directions of any superior, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similar nature); (3) acts of moral turpitude or personal conduct in violation of the Company’s Code of Business Conduct and Ethics; (4) repeated and extended absence from work without reasonable excuse; (5) a conviction or plea of guilty or nolo contendere to a felony; or (6) a material breach or violation of the terms of any agreement to which the Participant and the Company (or any affiliate) are party.

(c)  “Change in Control” means any one of the following events:

(i)        the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control:  (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate;

(ii)       within any twelve-month period (beginning on or after the date the Stock Incentive is granted), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the date the Stock Incentive is granted shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii)       the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv)       the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v)        the liquidation or dissolution of the Company.

(d)  “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rules and regulations promulgated thereunder.

(e)  “Committee” means the committee appointed by the Board of Directors to administer the Plan; provided that, if no such committee is appointed, the Board of Directors in its entirety shall constitute the Committee.  The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are “outside directors” as defined in Treas. Reg. § 1.162-27(e) and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Securities Exchange Act of 1934, and if applicable, who satisfy the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded.  Notwithstanding the foregoing, with respect to Stock Incentives granted by an officer or officers of the Company and/or a director of the Board of Directors pursuant to Plan Section 2.3, the “Committee” as used in the Plan shall mean such officer(s) and/or director(s), unless the context would clearly indicate otherwise

(f)  “Company” means Ruby Tuesday, Inc., a Georgia corporation, or its successor.

(g)     “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any affiliate of the Company for the Participant, unless otherwise defined by the Committee in the applicable Stock Incentive Award or Stock Incentive Program.  If no special definition applies and no long-term disability plan or policy was ever maintained on behalf of the Participant, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time.  In the event of a dispute, the determination of Disability shall be made by the Board of Directors and shall be supported by advice of a physician competent in the area to which such Disability relates.

(h)     “Disposition” means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

(i)  “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Plan Section 3.5.

(j)  “Fair Market Value” with regard to a date means the closing price at which Stock shall have been sold on the last trading date prior to that date as reported by a national securities exchange selected by the Committee on which the shares of Stock are then actively traded and published in The Wall Street Journal; provided that, Fair Market Value of the shares of Stock may be determined by the Committee by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Stock (if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value; provided further, that, for purposes of granting Options or Stock Appreciation Rights, Fair Market Value shall be determined in a manner consistent with the requirements of Code Section 409A.

(k)  “Option” means a non-qualified stock option as described in Plan Section 3.2.

(l)       “Participant” means an individual who receives a Stock Incentive hereunder.

       (m)      “Performance Goals” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to a Stock Incentive granted to a Participant under the Plan.  Performance Goals may be described in terms of (1) Company-wide objectives, (2) objectives that are related to performance of the division, department or function within the Company or an affiliate in which the Participant receiving the Stock Incentive is employed or on which the Participant’s efforts have the most influence, (3) performance solely in relation to objectives achieved during the Performance Period or as compared to past performance periods, and/or (4) performance relative to the performance by a company or group of companies selected by the Committee with respect to one or more Performance Goals established by the Committee. The Performance Goal(s) established by the Committee under an objective formula for any Performance Period under the Plan will consist of one or more of the following criteria:

Cash flow	Retention of Company team members
Earnings before interest, taxes,	in general or in any specific category or
depreciation and amortization	level of employment
(EBITDA)	Earnings before interest, depreciation
Earnings per share (EPS)	and amortization (EBIDA)
Net operating profit after taxes	Earnings before interest and taxes

(NOPAT)	(EBIT)
Return on assets (ROA)	Earnings before interest, taxes,
Return on net assets (RONA)	depreciation, amortization and rent
Return on equity (ROE)	(EBITDAR)
Return on invested capital (ROIC)	Company, franchise or system
Company, franchise or system same	restaurant growth in number of new
restaurant sales (SRS)	restaurants
Company, franchise or system traffic	Average restaurant volume growth
growth (Guest Count Growth)	Fixed charge coverage ratio
Market share or related strength of	Sales and earnings performance
brand measures related to consumer	Total shareholder return
perception, including but not limited	General and administrative costs (as a
to brand relevance and guest	percentage of net sales or flat dollar
satisfaction, in each case based on	amount)
objective data such as guest or market	Consolidated net income
surveys	Management of capital or operating
Economic value added (dollar spread	expenditures
between return on capital and cost of	Appreciation of stock price
capital) (EVA)	Market value added (Company market
Gross revenues	value less total capital employed)
Operating income	Debt levels, either alone or as a
Operating cash flow	percentage of any other Performance
Revenue, less cost of merchandise,	Goal
payroll and related costs and other
restaurant operating costs (Gross
profit)

If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, including, but not limited to a change in applicable law, the Performance Goals are no longer suitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable.  For example, the Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under Financial Accounting Standards No. 123R; amortization of acquired technology and intangibles; asset write-downs; litigation or claim judgments or settlements; changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence.  In any such case, the Committee shall consider whether any modification of the Performance Goals or minimum acceptable level of achievement would cause the exemption under Code Section 162(m) to become unavailable.

(n)  “Performance Period” means, with respect to a Stock Incentive, a period of time of not less than twelve (12) months’ duration within which the Performance Goals relating to such Stock Incentive are to be measured.  The Performance Period, if any, will be established by the Committee at the time the Stock Incentive is granted.

(o)  “Performance Unit Award” refers to a performance unit award described in Plan Section 3.6.

(p)  “Phantom Shares” refers to the rights described in Plan Section 3.7.

(q)  “Plan” means the Ruby Tuesday, Inc. Stock Incentive Plan, as set forth herein; provided, however, that in the event that the Company is replaced by a successor in interest, the title of the Plan shall thereafter be the name of the successor in interest followed by the phrase “Stock Incentive Plan.”

(r)  “Stock” means the Company’s common stock, $.01 par value.

(s)  “Stock Appreciation Right” means a stock appreciation right described in Plan Section 3.3.

(t)  “Stock Award” means a stock award described in Plan Section 3.4.

(u)  “Stock Incentive Agreement” means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

(v)  “Stock Incentive Program” means a written agreement established by the Committee pursuant to which Stock Incentives, other than Options or Stock Appreciation Rights, are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(w)  “Stock Incentives” means, collectively, Dividend Equivalent Rights, Options, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards.

(x)  “Termination of Service” means the termination of the employee-employer or other service relationship between a Participant and the Company and its affiliates, regardless of the fact that severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement.  The Committee shall, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Service, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Service, or whether a Termination of Service is for Cause.

SECTION 2    THE STOCK INCENTIVE PLAN

2.1  Purpose of the Plan.  The Plan is intended to (a) provide incentive to Participants to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by Participants by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining and rewarding key personnel.

2.2  Stock Subject to the Plan.  Subject to adjustment in accordance with Plan Section 5.2, 18,800,000 shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance pursuant to Stock Incentives.  At no time shall the Company have outstanding Stock Incentives and shares of Stock issued in respect of Stock Incentives in excess of the Maximum Plan Shares.  The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.  Notwithstanding the foregoing, the maximum aggregate number of shares of the Stock from which grants or awards of Stock Incentives, other than Options, may be made under the Plan shall not exceed twenty-five percent (25%) of the Maximum Plan Shares.

2.3  Administration of the Plan.  The Plan shall be administered by the Committee.  The Board of Directors may from time to time remove members from or add members to the Committee.  Vacancies on the Committee shall be filled by the Board of Directors.

The Committee shall have full authority in its discretion to determine from among the eligible individuals of the Company or its affiliates to whom Stock Incentives shall be granted and the terms and provisions of Stock Incentives, subject to the Plan.  Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements or Stock Incentive Programs and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  The Committee’s decisions shall be final and binding on all Participants.  As to any matter involving a Participant who is not a “reporting person” for purposes of Section 16 of the Securities Exchange Act of 1934, the Committee may delegate to any member of the Board of Directors or officer of the Company the administrative authority to (a) interpret the provisions of the Participant’s Stock Incentive Agreement and (b) determine the treatment of Stock Incentives upon a Termination of Service, as contemplated by Plan Section 3.8.

2.4  Eligibility and Limits.

(a)           Stock Incentives may be granted to officers and employees of the Company or an affiliate of the Company.  To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Plan Section 5.2, the maximum number of shares of Stock with respect to which (1) Options, (2) Stock Appreciation Rights and (3) other Stock Incentives (to the extent they are granted with the intent that they qualify as performance-based compensation under Section 162(m) of the Code) may be granted during any fiscal year of the Company to any employee may not exceed 750,000.  In applying this limitation, if an Option or Stock Appreciation Right is cancelled for any reason, then the shares of Stock attributable to such cancellation either shall continue to be counted as an outstanding grant or shall be counted as a new grant of shares of Stock, as the case may be, against the affected person’s 750,000 share limit for the appropriate fiscal year. The maximum aggregate dollar amount of cash-settled Stock Incentives that may be paid during any fiscal year of the Company to any employee may not exceed $6,000,000.

(b)           Stock Incentives also may be granted to non-employee directors of the Company or an affiliate of the Company; provided, however, that the maximum number of shares of Stock with respect to which Stock Incentives that are to be settled in shares of Stock may be granted during any fiscal year of the Company to any non-employee director may not exceed a number of shares having a Fair Market Value, determined at the date of grant, in excess of $300,000 and no non-employee director may be granted a Stock Incentive to be settled in cash (other than pursuant to Plan Section 5.2).

SECTION 3    TERMS OF STOCK INCENTIVES

3.1  Terms and Conditions of All Stock Incentives.

   (a)           The number of shares of Stock, if any, as to which a Stock Incentive may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Plan Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits on Options and Stock Appreciation Rights and other Stock Incentives in Plan Section 2.4.

   (b)           Each Stock Incentive will either be evidenced by a Stock Incentive Agreement in such form and containing such, terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Stock Incentive, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Stock Incentive.  Each Stock Incentive Agreement or Stock Incentive program is subject to the terms of the Plan and any provision contained in a Stock Incentive Agreement or Stock Incentive Program that is contrary with the Plan are null and void.  Performance Goals, if any, shall be established before within ninety (90) days of the first day of a Performance Period. In addition, at the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of a Stock Incentive, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Stock Incentive is vested or settled, as applicable. Each Stock Incentive Agreement or Stock Incentive Program is subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan are null and void. To the extent a Stock Incentive is subject to Performance Goals with the intent that the Stock Incentive constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) in granting and settling such Stock Incentive, except as otherwise provided herein.  The Committee may, but is not required to, structure any Stock Incentive as performance-based compensation under Code Section 162(m).

  (c)   The date a Stock Incentive is granted shall be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive and has taken all such other action necessary to complete the grant of the Stock Incentive or such later date as may be specified in the approval of the Stock Incentive Agreement or Stock Incentive Program.

      (d)          The Committee may provide in any Stock Incentive Agreement or pursuant to any Stock Incentive Program (or subsequent to the award of a Stock Incentive but prior to its expiration or cancellation, as the case may be) that, in the event of a Change in Control, the Stock Incentive shall or may be cashed out on the basis of any price not greater than the highest price paid for a share of Stock in any transaction reported by the National Association of Securities Dealer Automated Quotation System or any national securities exchange selected by the Committee on which the shares of Stock are then actively traded during a specified period immediately preceding or including the date of the Change in Control or offered for a share of Stock in any tender offer occurring during a specified period immediately preceding or including the date the tender offer commences; provided that, in no case shall any such specified period exceed one (1) year (the “Change in Control Price”).  For purposes of this Subsection, the cash-out of a Stock Incentive shall be determined as follows:

(1)           Options shall be cashed out on the basis of the excess, if any, of the Change in Control Price over the Exercise Price with or without regard to whether the Option may otherwise be exercisable only in part;

(2)           Stock Awards and Phantom Shares shall be cashed out in an amount equal to the Change in Control Price with or without regard to any conditions or restrictions otherwise applicable to any such Stock Incentive; and

(3)           Stock Appreciation Rights, Dividend Equivalent Rights and Performance Unit Awards shall be cashed out with or without regard to any conditions or restrictions otherwise applicable to any such Stock Incentive and the amount of the cash out shall be determined by reference to the number of shares of Stock that would be required to pay the Participant in kind for the value of the Stock Incentive as of the date of the Change in Control multiplied by the Change in Control Price.

(e)            Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive.  Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

(f)            Stock Incentives shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant’s lifetime, only by the Participant; in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of the death of the Participant, by the personal representative of the Participant’s estate or if no personal representative has been appointed, by the successor in interest determined under the Participant’s will.

       (g)           After the date of grant of a Stock Incentive, the Committee may, in its sole discretion, modify the terms and conditions of a Stock Incentive, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Stock Incentive (except as otherwise permitted under the Plan) or to the extent that the mere possession (as opposed to the exercise) of such power would result in adverse tax consequences to any Participant under Code Section 409A.

   (h)           Dividends payable on Stock subject to a Stock Incentive and dividend equivalent rights payable with respect to a Stock Incentive shall not be paid prior to the vesting of the portion of the Stock Incentive to which they relate.

   3.2      Terms and Conditions of Options.  Each Option granted under the Plan shall be evidenced by a Stock Incentive Agreement.

     (a)            Option Price.  Subject to adjustment in accordance with Plan Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option shall be as set forth in the applicable Stock Incentive Agreement. With respect to each grant of an Option to a Participant, the Exercise Price per share shall not be less than its Fair Market Value on the date the Option is granted.

     (b)           Option Term.  The term of an Option shall be as specified in the applicable Stock Incentive Agreement; provided, however that no Option granted to a Participant shall be exercisable after the expiration of ten (10) years from the date the Option is granted.

    (c)            Payment.  Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash, cash equivalents or, if the Stock Incentive Agreement provides, (1) by delivery to the Company of a number of shares of Stock which have been owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; (2) in a cashless exercise through a broker; provided, however, that any such cashless exercise is consistent with the restrictions of Section 13(k) of the Securities Exchange Act of 1934 (Section 402 of the Sarbanes-Oxley Act of 2002); (3) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price; or (4) by any combination of the foregoing.  Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an option until full payment has been made by the Participant.  The holder of an Option, as such, shall have none of the rights of a stockholder.

   (d)            Conditions to the Exercise of an Option.  Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term notwithstanding any provision of the Stock Incentive Agreement to the contrary.

   (e)            Special Provisions for Certain Substitute Options.  Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

   (f)            No Reload Grants.  Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

  (g)           No Repricing or Buyouts.  Except as provided in Plan Section 5.2, without the approval of the Company’s stockholders, the Exercise Price of an Option may not be reduced, directly or indirectly, after the grant of the Option, including any surrender of the Option in consideration of, or in exchange for: (1) the grant of a new Option having an Exercise Price below that of the Option that was surrendered; (2) Stock; (3) cash; or (4) any other Stock Incentive

    3.3      Terms and Conditions of Stock Appreciation Rights.  Each Stock Appreciation Right granted under the Plan shall be evidenced by a Stock Incentive Agreement.  A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive or not in connection with a Stock Incentive.  A Stock Appreciation Right shall entitle the Participant to receive the excess of (a) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (b) a specified or determinable price, which shall not be less than the Fair Market Value of the Stock at the time of the award.  A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.  The exercise of a Stock Appreciation Right granted in connection with a Stock Incentive shall result in a pro rata surrender or cancellation of any related Stock Incentive to the extent the Stock Appreciation Right has been exercised.

   (a)            Settlement.  Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash and/or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise), as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

   (b)            Conditions to Exercise.  Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

  3.4        Terms and Conditions of Stock Awards.

   (a)           Grants.  The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, including, without limitation, Performance Goals, if any, that must be achieved as a condition to vesting of the Stock Award and the certificate for such shares will bear evidence of any restrictions or conditions.  Subsequent to the date of the grant of the Stock Award, the Committee shall have the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant.  Subject to Subsections (b) and (c) below, the Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

   (b)           Vesting.  Any Stock Award granted to an officer or employee of the Company or any affiliate that does not contain forfeitability provisions based upon Performance Goals shall vest over a period of no less than thirty (30) months, subject to exceptions for death, Disability, retirement and similar events as may be prescribed by the Committee.

   (c)          Grants in Lieu of Salary.  Any Stock Award granted that does not contain any forfeitability provisions shall be granted only in lieu of salary or cash bonus otherwise payable to a Participant and may be granted at up to a fifteen percent (15%) discount to the Fair Market Value of the Stock as of the date of grant only if the Stock is subject to material restrictions on transferability.

   (d)           Minimum Holding Period.  Any Stock Award granted to an officer or employee of the Company or any affiliate shall provide that the Stock subject to the Stock Award, net of shares of Stock withheld or otherwise applied to satisfy tax withholding obligations, shall be subject to a minimum holding period of six (6) months from the date the shares of Stock cease to be forfeitable, subject to exceptions for death, Disability, retirement and similar events as may be prescribed by the Committee.

      3.5      Terms and Conditions of Dividend Equivalent Rights.  A Dividend Equivalent Right shall entitle the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective.  The Committee may impose such restrictions and conditions on any Dividend Equivalent Rights as the Committee determines, including, without limitation, Performance Goals and the date any such right shall terminate.  The Committee may reserve the right to terminate, amend or suspend any such right at any time.

     (a)           Payment.  Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

     (b)          Conditions to Payment.  Each Dividend Equivalent Right granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

     3.6      Terms and Conditions of Performance Unit Awards.  A Performance Unit Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the value of either a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) or a percentage or multiple of a specified amount determined by the Committee.  At the time of the grant, the Committee must determine the base value of each unit, the number of units subject to a Performance Unit Award, and the performance factors, including, but not limited to, one or more Performance Goals, applicable to the determination of the ultimate payment value of the Performance Unit Award and the period over which Company performance shall be measured.  The Committee may provide for an alternate base value for each unit under certain specified conditions.

     (a)            Payment.  Payment in respect of Performance Unit Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment), as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

     (b)           Conditions to Payment.  Each Performance Unit Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Performance Unit Award, the Committee, at any time before complete termination of such Performance Unit Award, may accelerate the time or times at which such Performance Unit Award may be paid in whole or in part.

3.7  Terms and Conditions of Phantom Shares.  Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period.  At the time of the grant, the Committee will determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment including, but not limited to, one or more Performance Goals.

   (a)         Payment.  Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment), as provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, in the absence of such provision, as the Committee may determine.

  (b)         Conditions to Payment.  Each Phantom Share granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

3.8  Treatment of Awards Upon Termination of Service.  Any award under this Plan to a Participant who suffers a Termination of Service may be cancelled, accelerated, paid or continued, as provided in the Stock Incentive Agreement or Stock Incentive Program or, in the

absence of such provision, as the Committee may determine to the extent not prohibited by the Plan.  The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Service or such other factors as the Committee determines are relevant to its decision to continue the award.

SECTION 4   RESTRICTIONS ON STOCK

4.1  Escrow of Shares.  Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant’s name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock shall be held by a custodian designated by the Committee (the “Custodian”).  Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian may require a Participant to complete an irrevocable stock power appointing the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program.  During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held.  Any dividends declared on shares of Stock held by the Custodian shall, as the Committee may provide in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2  Forfeiture of Shares.  Notwithstanding any vesting schedule set forth in any Stock Incentive Agreement or Stock Incentive Program, in the event that the Participant violates a noncompetition agreement as set forth in the Stock Incentive Agreement or Stock Incentive Program, all Stock Incentives and shares of Stock issued to the holder pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the holder the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.

4.3  Restrictions on Transfer.  The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program.  Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program shall be void.  The Company shall not recognize, or have the duty to recognize, any

 Disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred shall continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

SECTION 5      GENERAL PROVISIONS

5.1  Withholding.  The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may satisfy the withholding obligation in cash, cash equivalents or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock the Participant is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy the minimum required federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Incentive (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

  (a)          The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

  (b)          Any Withholding Election made will be irrevocable; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

5.2  Changes in Capitalization; Merger; Liquidation.

   (a)           The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise, vesting, grant or settlement, as applicable, of each outstanding Option, Dividend Equivalent Right, Performance Unit Award, Phantom Share, Stock Appreciation Right and Stock Award and to which each such award pertains; the Exercise Price of each outstanding Option; the specified price of each outstanding Stock Appreciation Right; and the maximum fiscal year limitations on the number of shares of Stock granted to any single individual under Stock Incentives shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).

  (b)           In the event of any merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in the capital structure of the Company, tender offer for shares of Stock, or a Change in Control of the Company, that in each case is not an Equity Restructuring, the Committee, in its sole discretion, may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate, including without limitation, the assumption of other awards, the substitution of new awards, the adjustment of outstanding awards, the acceleration of awards, the removal of restrictions on outstanding awards, the settlement of any awards in cash or cash equivalents, or the termination of outstanding awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the award, all as may be provided in the applicable Stock Incentive Agreement or Stock Incentive Program or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but except as set forth in this Section may not otherwise diminish the then value of the Stock Incentive. In making any such adjustment, the Committee shall consider the impact of any adverse tax consequences that may affect the Participant under Code Section 409A and any adverse financial accounting consequences that may affect the Company.

  (c)           The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3  Compliance with Code.  Except to the extent provided otherwise by the Committee, awards under the Plan are intended to satisfy the requirements of Code Section 409A so as to avoid the imposition of any additional taxes or penalties under Code Section 409A.  If the Committee determines that a Stock Incentive Agreement or Stock Incentive Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee provides otherwise, such Stock Incentive Agreement or Stock Incentive Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Stock Incentive Agreement, and/or Stock Incentive Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code

Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.

5.4  Right to Terminate Employment.  Nothing in the Plan or in any Stock Incentive shall confer upon any Participant the right to continue as an employee, officer, director or other service provider of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the Participant’s employment or services at any time.

5.5  Restrictions on Delivery and Sale of Shares; Legends.  Each Stock Incentive is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Stock Incentive upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Stock Incentive or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Stock Incentive may be withheld unless and until such listing, registration or qualification shall have been effected.  If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Stock Incentives then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to a Stock Incentive, that the Participant or other recipient of a Stock Incentive represent, in writing, that the shares received pursuant to the Stock Incentive are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws.  The Company may include on certificates representing shares delivered pursuant to a Stock Incentive such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.6  Non-alienation of Benefits.  Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void.  No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7  Term; Termination and Amendment of the Plan.  The Plan shall expire on the day immediately preceding the tenth (10th) anniversary of this restatement of the Plan, unless its continuation beyond such date is approved by the stockholders of the Company.  Notwithstanding the foregoing, the Board of Directors at any time prior to the expiration of the Plan may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that, except as provided under Plan Section 5.2, increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Stock Incentives, materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of the applicable exchange. Unless a Stock Incentive Agreement or Stock Incentive Program expressly provides otherwise, no such termination or amendment without the consent of the holder of a Stock Incentive may adversely affect the rights of the Participant under such Stock Incentive.

5.8  Choice of Law.  The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.9  Effective Date of Plan.  The Plan, as amended and restated, shall become effective upon the date the Plan is approved by the Board of Directors.

5.10    Stockholder Approval.  The Plan shall be submitted to the stockholders of the Company for their approval of the provisions of Plan Section 2.4(b) within twelve (12) months after the adoption of the Plan by the Board of Directors.  If such approval is not obtained, the provisions of Plan Section 2.4(b) shall be rendered null and void and any Stock Incentive granted in the interim to a director of the Company or any affiliate who is not also an employee at the time of grant hereunder will be void.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has executed this Plan, and the Plan has become effective, pursuant to Plan Sections 5.9 and 5.10, as of October 9, 2013, the date of its adoption by the Board of Directors and stockholders of the Company.

RUBY TUESDAY, INC.

By: /s/ James J. Buettgen
Title: President and Chief Executive Officer

ATTEST:

 /s/ Scarlett May
Secretary

[CORPORATE SEAL]